Exhibit 99.1

NEWS RELEASE for March 1, 2004 at 1:30 AM EST
Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-797-3800
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER,

YEAR-END RESULTS

2003 AED Revenue Up 44% Over 2002

IRVINE, CA (March 1, 2004) . . . . Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today reported revenue of $17.7 million for the fourth quarter ended December 31, 2003, an increase of 24 percent from the $14.3 million reported in the same quarter last year. In the quarter, the company also received new orders for AED/CPR training services in excess of $700,000, which will be recognized as revenue in future quarters as the services are delivered. Revenue for the full 2003 year increased 24 percent to $62.0 million from the $50 million in 2002, due primarily to the company’s expanding share of the growing worldwide market for AEDs.

Revenue from AED products and related accessories was $14.5 million, up 17 percent as compared to $12.4 million in the same period in 2002. Revenue for the quarter from AED/CPR training services and related products totaled $2.2 million resulting from the company’s October 21, 2003 acquisition of substantially all the assets of Complient Corporation. For the full year, sales of AEDs and related accessories totaled $55.3 million and were up 44 percent over 2002. The balance of revenue in the quarter was attributable to sales of the company’s patient monitoring and Powerheart® CRM in-hospital defibrillation product lines which totaled $1 million and $4.5 million for the full 2003 year.

In the fourth quarter the company recognized a one time, inventory impairment charge of $2.9 million related to its first generation Powerheart and CRM in-hospital defibrillators. This charge reflects a strategic decision to terminate the “no-cap” placement business model in U.S. hospitals, in favor of a capital sale model focused on key distribution relationships such as the company entered into with GE Medical Systems in late 2003.

MORE - MORE - MORE

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER, YEAR-END RESULTS

Page 2-2-2

Including the one time inventory impairment charge, the gross margin for the fourth quarter was 43.3 percent. Excluding the one time charge, the gross margin for the fourth quarter was 59.9 percent, up from 55.3 percent in the same period in 2002. For the full year, gross margin, excluding the one time charge, was 58.7 percent, up from 50.6 percent in the prior year. The increase in both periods, excluding the one time charge, was due to a higher mix of AED sales and the introduction of the new Powerheart® AED G3 product line released for commercial sale in August 2003.

The operating loss for the fourth quarter, inclusive of the one time charge, was $5.0 million. The fourth quarter operating loss, excluding the one time charge was $2.0 million, compared to an operating loss of $2.3 million in the corresponding 2002 period. For the full year 2003, the operating loss, including the one time charge was $7.1 million. Excluding the one time charge, the full year operating loss was $4.2 million compared to $10.8 million in 2002, a reduction of 61 percent.

The net loss in the 2003 fourth quarter was $6.5 million, or $0.08 loss per share, including the $2.9 million inventory impairment charge, compared to $3.7 million, or $0.05 loss per share, in the corresponding 2002 period. The net loss for 2003 decreased to $12.5 million, or $0.18 loss per share, in 2003, from a loss of $15.1 million, or $0.22 loss per share, in 2002. Contribution to the net loss in the fourth quarter and full year from the one-time impairment charge was $0.04 loss per share.

Cardiac Science Chairman and CEO Raymond W. Cohen said that the AED product line, led by the Powerheart AED G3, continued to be the principal revenue driver during the quarter and that growth was fueled and complemented by the addition of AED/CPR training services which the company began marketing to corporate and government customers beginning in the middle of the fourth quarter. He noted that sales of AED products, accessories and training services totaled $16.7 million or 94 percent of revenue in the fourth quarter.

Cohen said, “As evidenced by our 44 percent increase in 2003 AED revenue, Cardiac Science made significant gains in market share and is now positioned as a major player in the worldwide AED market. Worldwide shipments of AEDs increased to over 29,000 units, up 68 percent from last year. The two strongest sectors within the domestic AED market were corporate and government workplace facilities. Combined, these segments accounted for over 50 percent of the total number of AEDs sold in the United States. Internationally AED sales, particularly in Japan and the U.K., continued to post strong gains and accounted for nearly 20 percent of all AED revenue in 2003.”

“Despite some decline in AED selling prices we significantly improved our AED gross margins based on our strong direct sales effort and product development and manufacturing initiatives that yielded a lower cost of goods on our AED G3 product line. Since late October, management has worked diligently to integrate the AED/CPR training business purchased from Complient. Over the past few months we reduced headcount by

MORE - MORE - MORE

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER, YEAR-END RESULTS

Page 3-3-3

two thirds, improved the efficiency of the operations, streamlined the service offering, and trained our U.S. sales force to effectively sell a comprehensive package of products and services. These initiatives have resulted not only in very respectable gross margins, but moreover, an ability to capture large multi-year, multi-facility contracts with major U.S. companies and federal agencies. We are extremely optimistic that continued improvement in margins, combined with operating leverage and the benefits of a more focused product line along with continued revenue growth will allow us reach operating profitability in the near term, and post solid profits in 2004 and beyond.”

Financial Guidance for 2004

The company also announced two strategic changes for the year 2004. In order to increase resource focus on its core AED and hospital defibrillation markets, the company is exiting from two lower gross margin product lines: the Diascope® patient monitoring line, which was sold primarily in the Middle East and Asia, and the wholesale training equipment and supplies business, including mannequins, CPR Prompt devices and other ancillary items acquired from Complient Corporation. Since those business lines are currently contributing to revenue, the company is changing its 2004 guidance to reflect, conservatively, no additional revenue contribution from these product lines.

In light of these changes, the company anticipates 2004 revenue of between $85 and $100 million, of which approximately 95 percent will be attributable to the sale of AED products and training services. The company’s 2004 revenue guidance is based on a projected 32 to 45 percent increase in sales of its core AED product line, and assumes that AED/CPR training services will contribute between $10 and $15 million in revenue. Sales of the company’s in-hospital defibrillator product line are anticipated to generate between $2 and $5 million in revenue. The company anticipates that 45 percent of the full year revenue will fall in the first six months of 2004.

The company expects gross margins in the first half of the year to range between 61 to 63 percent, and increase in the second half to between 63 and 65 percent. This increase in gross margin guidance is based on exiting lower margin product lines, further identified reductions in the cost of its AEDs, and enhanced margins related to the AED/CPR training and services offering.

The company expects its operating expenses for 2004 to range from $51 to $53 million, resulting in operating income of $3.0 to $10.0 million. Based on this range of operating income, net income/loss would range from a loss of $3.8 million or $0.05 loss per share, to net income of $3.3 million or an estimated $0.04 per share.

About Cardiac Science

Cardiac Science develops, manufactures and markets Powerheart®-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training

MORE - MORE - MORE

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER, YEAR-END RESULTS

Page 4-4-4

services that facilitate successful deployments. The Company also makes the Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science manufactures its AED products on a private label basis for other leading medical companies. The Company’s AEDs and CRM products are marketed in the United States by its 55-person direct sales force, numerous domestic distribution channel partners and by international distributors in more than 50 countries around the world. For more information, please visit www.cardiacscience.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words “estimate”, “potential”, “intended”, “expect”, “anticipate”, “believe”, and similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and operating profitability. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

- TABLES FOLLOW -

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER, YEAR END RESULTS

Page 5-5-5

Cardiac Science, Inc.

Consolidated Statement of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$17,703	$14,253	$61,982	$50,043
Cost of Goods Sold	7,099	6,373	25,626	24,737
Inventory Impairment	2,917	—	2,917	—

Gross Profit	7,687	7,880	33,439	25,306

Operating Expenses:
Sales and Marketing	5,689	5,354	18,616	17,325
Research and Development	1,599	1,295	5,538	6,053
General and Administrative	4,920	3,001	14,720	11,474
Amortization of Intangibles	445	502	1,656	2,111
Gain on Settlement	—	—	—	(832)

Total Operating Expenses	12,653	10,152	40,530	36,131

Operating Loss	(4,966)	(2,272)	(7,091)	(10,825)

Interest and other income/(expense)	(1,525)	(1,351)	(5,891)	(4,142)

Operating Loss before provision for income taxes	(6,491)	(3,623)	(12,982)	(14,967)
Provision for income taxes	—	—	—	—

Loss before minority interest	(6,491)	(3,623)	(12,982)	(14,967)

Minority interest in subsidiary	—	(7)	(48)	(33)
Income/(loss) from discontinued operations	—	(52)	493	(52)

Net loss	$(6,491)	$(3,682)	$(12,537)	$(15,052)

Net loss per share (basic and diluted)	$(0.08)	$(0.05)	$(0.18)	$(0.22)

Weighted average number of shares used in the computation of net loss per share	77,927,862	67,111,281	69,848,014	67,199,419

MORE – MORE – MORE

CARDIAC SCIENCE ANNOUNCES 2003 FOURTH QUARTER, YEAR END RESULTS

Page 6-6-6

Cardiac Science, Inc.

Condensed Consolidated Balance Sheets

In thousands

	December 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,871	$15,598
Accounts receivable, net	20,410	10,986
Inventory	9,575	5,918
Prepaid expenses	2,154	2,098
Assets held-for-sale	—	1,161

Total Current Assets	41,010	35,761
Property and equipment, net	7,003	5,206
Goodwill and other intangibles, net	151,485	106,546
Other assets	3,503	6,407

	203,001	153,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	8,955	6,921
Accrued expenses and other current liabilities	9,074	7,596
Liabilities held-for-sale	—	2,067

Total current liabilities	18,029	16,584
Long term notes payable	46,481	41,054
Other long term liabilities	900	1,112
Minority interest	—	900
Total stockholders’ equity	137,591	94,270

	$203,001	$153,920

####